Exhibit 99.1

Delta Apparel Elects New Member to Board of Directors

May 1, 2023, DULUTH, GA --(BUSINESS WIRE)-- Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear, lifestyle apparel, and on-demand digital print strategies, today announced the election of Dr. Bill C. Hardgrave to its Board of Directors.

Dr. Hardgrave is a leading authority on retail and supply chain strategies and among a select group credited with establishing the business value of radio frequency identification (RFID) technology. He brings to Delta Apparel an established record of strategic leadership and innovation across a variety of industries and organizations ranging from entrepreneurial start-up companies to some of the country’s largest universities.  Dr. Hardgrave’s experience includes leading a company that developed the first software commercially available for the transportation brokerage industry, founding the Information Technology Research Institute and RFID Lab at the University of Arkansas’ Sam M. Walton College of Business, and serving in senior leadership positions for Auburn University, including head of its Harbert College of Business and Provost and Senior Vice President for Academic Affairs, where he oversaw a variety of successful financial and other growth initiatives and led the development of a multi-year strategic plan for the entire university organization.

Dr. Hardgrave currently serves as the 13th President of the University of Memphis and continues his work with the RFID Lab he founded as well as Fortune 100 companies and others on strategies to leverage the commercial use of RFID and related technologies. He also serves on the Executive Leadership Committee for GS1 US, a global standard-setting organization for digital data transfer in supply chains. In recognition of Dr. Hardgrave’s impact on the retail industry, he received the Ted Williams Award from AIM Global and the Special Achievement award from RFID Journal.

Robert W. Humphreys, Delta Apparel’s Chairman and Chief Executive Officer, commented, “We are excited to welcome Dr. Hardgrave to our Board of Directors.  His extensive business and leadership experience will bring a valuable perspective to our Board and should greatly benefit our shareholders.  We look forward to adding his subject matter expertise in retail and supply chain strategies to our Company as we continue to build out our retail, distribution and digital fulfillment footprints and look for ways to increase efficiencies across our vertical platform."

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing proprietary DTG2Go technology and innovation to customer supply chains. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer on its websites at www.saltlife.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:
Justin Grow, 864-232-5200 x6604
investor.relations@deltaapparel.com

Investor Relations and Media Contact:
ICR, Inc.

Investors:
Tom Filandro, 646-277-1235

Media:
Jessica Liddell, 203-682-8208
DLAPR@icrinc.com